UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14A-12

Connecture, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 13, 2015

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of Connecture, Inc. on June 26, 2015, at 9:00 a.m. Central Time. The meeting will be held at the offices of DLA Piper LLP (US) located at 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials primarily over the Internet. On May 13, 2015, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2014 (the “Annual Report”) over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report and proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report and Proxy Statement on the Internet, both of which are available at www.proxyvote.com.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will respond to questions from stockholders.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. If you attend the meeting you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

James P. Purko

Chief Financial Officer and Corporate Secretary

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 26, 2015

The 2015 annual meeting of stockholders of Connecture, Inc., a Delaware corporation, will be held on Friday, June 26, 2015, at 9:00 a.m., Central Time, at the offices of DLA Piper LLP (US) located at 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601, for the following purposes:

1. To elect two Class I directors to hold office for three-year terms and until their respective successors are elected and qualified, or their earlier death, resignation or removal;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our board of directors recommends a vote FOR Items 1 and 2. Stockholders of record at the close of business on May 4, 2015 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Attendance at the meeting is limited to stockholders or their proxy holders and Company guests. Only stockholders or their valid proxy holders may address the meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices. This Notice of 2015 Annual Meeting of Stockholders and Proxy Statement are being distributed or made available to stockholders beginning on or about May 13, 2015.

By order of the Board of Directors,

James P. Purko

Chief Financial Officer and Corporate Secretary

May 13, 2015

Brookfield, Wisconsin

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2015. A complete set of proxy materials relating to our annual meeting, consisting of the Notice of 2015 Annual Meeting of Stockholders, Proxy Statement, Proxy Card and our 2014 Annual Report, is available on the Internet and may be viewed at www.proxyvote.com.

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IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2015. A complete set of proxy materials relating to our annual meeting, consisting of the Notice of 2015 Annual Meeting of Stockholders, Proxy Statement, Proxy Card and our 2014 Annual Report, is available on the Internet and may be viewed at www.proxyvote.com.

Attending the Meeting

The meeting will be held at the officer of DLA Piper LLP (US) located at 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601.

•	Doors open at 8:30 a.m. Central Time.

•	Meeting starts at 9:00 a.m. Central Time.

•	Proof of Connecture, Inc. stock ownership and photo identification is required to attend the annual meeting.

•	The use of cameras and other recording devices is not allowed.

Questions

For Questions Regarding:	Contact:
Annual meeting	Connecture Investor Relations Peter Vozzo, Westwicke Partners, LLC Phone: 443.213.0500 E-mail: Peter.vozzo@westwicke.com

Stock ownership for registered holders	Kimberlee Koskiewicz, Relationship Manager at American Stock Transfer & Trust Company, LLC E-mail: KKoskiewicz@amstock.com

Stock ownership for beneficial holders	Please contact your broker, bank or other nominee

Voting for registered holders	Connecture Investor Relations Peter Vozzo, Westwicke Partners, LLC Phone: 443.213.0500 E-mail: Peter.vozzo@westwicke.com

Voting for beneficial holders	Please contact your broker, bank or other nominee

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Connecture, Inc. Corporation

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CONNECTURE, INC.

18500 WEST CORPORATE DRIVE, SUITE 250

BROOKFIELD, WISCONSIN 53045

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 26, 2015

The board of directors of Connecture, Inc. is soliciting your proxy for the 2015 Annual Meeting of Stockholders to be held on June 26, 2015, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and related materials are first being made available to stockholders on or about May 13, 2015. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “Connecture” are to Connecture, Inc. and its consolidated subsidiaries, and references to the “annual meeting” are to the 2015 Annual Meeting of Stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2014. This Proxy Statement covers our 2014 fiscal year, which was from January 1, 2014 through December 31, 2014 (“fiscal 2014”).

SOLICITATION AND VOTING

Record Date

Only stockholders of record at the close of business on May 4, 2015 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of this record date, a total of 21,703,244 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Internet Availability of Annual Meeting Materials

We are pleased to take advantage of the rules adopted by the SEC, allowing companies to furnish proxy materials over the Internet to their stockholders rather than mailing paper copies of those materials to each stockholder. On May 13, 2015, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) directing stockholders to a web site where they can access our Proxy Statement for the annual meeting and our Annual Report to Stockholders for the fiscal year ended December 31, 2014 and view instructions on how to vote via the Internet or by phone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

Quorum

A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on each of the two director nominees. Each share of our common stock outstanding on the record date is entitled to one vote on each other matter. For the election of directors, the nominees to serve as Class I directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election. You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors. With respect to the other proposals, approval of the proposal requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter.

Effect of Abstentions and Broker Non-Votes

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine” by applicable rules and regulations. Broker non-votes, if any, and shares voted “Withhold” will have no effect on the election of directors. For each of the other proposals, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of these proposals, but abstentions will have the same effect as negative votes. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of common stock on Proposal No. 2 regarding ratification of our independent auditors, but will not be permitted to vote your shares of common stock with respect to Proposal No. 1, unless you provide instructions as to how your shares should be voted. If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will not be considered to have been voted in favor of the proposals. Your bank or broker will vote your shares on Proposal No. 1 only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on a signed and dated proxy card, the shares will be voted as the board recommends on each proposal as follows: “FOR” the election of each of the nominees named herein and “FOR” the ratification of the appointment of our independent auditors. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet. The voting instruction form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record: You may vote by proxy or over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you requested printed copies of the proxy materials, on the proxy card you received, then sign and return it in the prepaid envelope. You may also vote in person at the annual meeting.

Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction form for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which voting options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid, “legal” proxy from your bank, broker or other agent.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on June 25, 2015. Submitting your proxy by mail or telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting in person.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your Notice or proxy card or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a “legal” proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs for forwarding proxy and solicitation material to the beneficial owners of common stock. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K report filed with the SEC.

JOBS Act Explanatory Note

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2019; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors consisting of two Class I directors, two Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date.

The term of the Class I directors, David A. Jones, Jr. and Russell S. Thomas, will expire on the date of the 2015 annual meeting. Accordingly, two persons are to be elected to serve as Class I directors of the board of directors at the meeting. The board’s nominees for election by the stockholders to those two positions are the two current Class I members of the board of directors, David A. Jones, Jr. and Russell S. Thomas. Mr. Thomas was elected as a Class I director in January 2015 by our board of directors, upon the recommendation of our nominating and corporate governance committee, to fill the vacancy resulting from the resignation of Adam B. Dolder in December 2014. If elected, each nominee will serve as a director until our 2018 annual meeting of stockholders and until their respective successors are elected and qualified, or their earlier death, resignation or removal. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than two persons.

The two nominees for Class I director receiving the highest number of votes of shares of common stock will be elected as Class I directors. A “Withhold” vote will have no effect on the vote.

We believe that each of our directors has demonstrated business acumen, ethical integrity and an ability to exercise sound judgment as well as a commitment of service to us and our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DAVID A. JONES, JR. AND RUSSELL S. THOMAS AS CLASS I DIRECTORS. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The names of our directors who will continue in office until the 2016 and 2017 annual meetings of stockholders, as well as the nominees for Class I directors to be elected at this meeting, and certain information about them as of May 13, 2015 is set forth below. Also set forth below are the specific experience, qualifications, attributes or skills that led our nominating and corporate governance committee to conclude that each person should serve as a director.

Name	Position	Age	Director Since
Class I Directors Nominated for Election at the 2015 Annual Meeting of Stockholders:

David A. Jones, Jr.	Chairman	57	2004

Russell S. Thomas	Director	52	2015

Class II Directors Whose Terms Expire at the 2016 Annual Meeting of Stockholders:

A. John Ansay	Director	58	2014

Alan J. Ying	Director	43	2012

Class III Directors Whose Terms Expire at the 2017 Annual Meeting of Stockholders:

Robert Douglas Schneider	Chief Executive Officer, President and Director	59	2012

Vickie L. Capps	Director	53	2014

Paul Kusserow	Director	53	2014

Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

David A. Jones, Jr. has been a member of our board of directors since 2004 and Chairman of the Board since 2011. Mr. Jones is the Chairman of Chrysalis Ventures, LLC, a venture capital firm which he founded in 1993. Mr. Jones has served on the board of directors of Humana Inc., a leading health and well-being company, since 1993 and served as chairman of the board from 2005 through 2010. In addition, Mr. Jones currently serves on the boards of HCCA HoldCo, LLC and MyHealthDIRECT, Inc. Mr. Jones also serves on the boards of the Jefferson County (Kentucky) Board of Education and the Humana Foundation and is a member of the Health Executives Network. Mr. Jones has a B.A. from Yale University and a J.D. from Yale University Law School. We believe Mr. Jones’ diverse experience in the healthcare industry and his knowledge of emerging technologies and business models through his experience as a successful venture capital investor make him a valuable member and Chairman of our board of directors.

Russell S. Thomas has been a member of our board of directors since January 2015. Mr. Thomas currently serves as the Chief Executive Officer of Availity LLC, a provider of health information exchange services to healthcare providers and health plans, where he previously served as President and Chief Operating Officer from January 2008 to March 2012. Prior to joining Availity, Thomas served as the CEO of Gold Standard, Inc., a health information technology company. Mr. Thomas also serves on the board of directors of the eHealth Initiative, a non-profit, membership organization for the healthcare industry focused on information technology. Mr. Thomas holds a B.A. from Virginia Tech and a J.D. from the University of Virginia School of Law. We believe that Mr. Thomas’ significant experience in the healthcare industry and with health information companies makes him a valuable member of our board of directors.

Directors Continuing in Office until the 2016 Annual Meeting of Stockholders

A. John Ansay has been a member of our board of directors since August 2014. Mr. Ansay is the co-founder of Equian, LLC (formerly Health Systems International, Inc.), a payment integrity service and technology provider to the commercial health and workers’ compensation markets that he co-founded in 2001. He has also served as a Principal for Ansay & Associates, LLC, an independent insurance agency, since 1980. He currently serves on the board of directors of Equian, Ansay & Associates and The Retirement Advantage, a third-party administrator for retirement plans. Mr. Ansay holds a B.S. in business from Marquette University. He also holds Certified Insurance Counselor (CIC) and Certified Public Accountant (CPA) designations. We believe that Mr. Ansay’s diverse experience in the healthcare industry and insurance industries makes him a valuable member of our board of directors.

Alan J. Ying has been a member of our board of directors since June 2012. Dr. Ying is the Chairman and Chief Executive Officer of Wastewater Specialties, Inc., a downstream environmental services provider that he joined in December 2014, and a founder and Managing Member of Polus Capital, a venture capital firm, which he founded in October 2013. Previously, he was a Venture Partner at Chrysalis Ventures, LLC from May 2010 to October 2013, the Managing Member of Asterism Capital Management, an investment advisory firm, from September 2009 to August 2012 and the Chief Medical Officer for the healthcare business of Thompson Reuters from 2006 to 2008. Dr. Ying serves on the boards of directors of Wastewater Specialties and Decisio Health, Inc. and is also the Non-Executive Chairman of KLAS Enterprises, a healthcare analytics provider. He was a visiting scholar at Duke University’s Fuqua School of Business from 2008 to 2012. Dr. Ying trained in general surgery at Duke University and received an M.D. from The Ohio State University and a B.A. in Philosophy from Rice University. We believe Dr. Ying’s diverse experience in the healthcare industry makes him a valuable member of our board of directors.

Directors Continuing in Office until the 2017 Annual Meeting of Stockholders

Robert Douglas Schneider has served as our Chief Executive Officer and President and as a member of our board of directors since January 2012. Prior to joining us, Mr. Schneider served in various positions with the healthcare information technology business of Thomson Reuters Corporation (now Truven Health Analytics)

from 1995 to 2000 and from 2001 to 2011. From 2007 to 2011 at Thomson Reuters, he served as Executive Vice President for Innovation and Products, where he was responsible for product management, healthcare analytics and new market innovation. Mr. Schneider holds a B.S. in systems analysis from Miami University (Ohio) and an MBA from the Stanford Graduate School of Business. Mr. Schneider’s extensive leadership experience with healthcare information technology companies and in the healthcare industry, along with his perspective as our Chief Executive Officer, makes him a crucial member of our board of directors.

Vickie L. Capps has been a member of our board of directors since August 2014. Ms. Capps was the Chief Financial Officer of DJO Global, Inc., a medical device company, from 2002 to 2013. Prior to joining DJO Global, Inc., Ms. Capps served as the chief financial officer of several other public and private companies and as a senior audit and accounting professional at Ernst & Young LLP. Ms. Capps has served as a member of the board of directors of Otonomy, Inc., a clinical- stage biopharmaceutical company, since March 2014 and is the chair of its audit committee. In addition, Ms. Capps is a member of the Senior Advisory Board of Consonance Capital Partners, a healthcare investment firm, and is a member of the board of directors of RF Surgical Systems, Inc., and the chair of its audit committee and is a member of the board of directors of Eagle Rx, Inc., a provider of pharmacy services to the hospice industry. From 2007 to July 2010, Ms. Capps served as a member of the board of directors of SenoRx, Inc., a medical device company, prior to its acquisition by C. R. Bard, Inc. in July 2010. Ms. Capps is a California Certified Public Accountant and was recognized as CFO of the Year by the San Diego Business Journal in 2009 and 2010. She also serves on the board of directors of the San Diego State University Research Foundation. Ms. Capps holds a Bachelor’s degree in Business Administration/Accounting from San Diego State University. We believe that Ms. Capps’ strong skill set consisting of corporate finance, accounting, operations, investor relations, capital markets and strategic business development, along with her experience in the healthcare industry, makes her a valuable member of our board of directors.

Paul Kusserow has been a member of our board of directors since October 2014. Mr. Kusserow is the President and Chief Executive Officer and a member of the board of directors of Amedisys, Inc., a leading home health and hospice company that he joined in December 2014. Prior to joining Amedisys, Mr. Kusserow served as the Vice Chairman and President, Development of Alignment Healthcare, Inc., an integrated clinical care company, from June 2014 to December 2014 and provided executive advisory services to companies and investors in the healthcare industry from December 2013 to June 2014. Previously, Mr. Kusserow was Senior Vice President and Chief Strategy, Innovations and Corporate Development Officer of Humana Inc., a leading health and well-being company, from January 2008 through July 2013 and remained with the company through December 2013. Mr. Kusserow currently serves on the board of directors of Amedisys, Inc., as well as on the boards of directors of New Century Health, Inc., AxelaCare Health Solutions, LLC and Picwell, Inc. Mr. Kusserow previously served as the chairman of the board of directors of Availity Inc. and Healthsense, Inc. Mr. Kusserow holds a B.A. from Wesleyan University and an M.A. in English from Oxford University. We believe Mr. Kusserow’s extensive experience in the healthcare industry make him a valuable member of our board of directors.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that each of Messrs. Ansay, Jones, Kusserow and Thomas, Ms. Capps and Dr. Ying is an “independent director” for purposes of the rules of the NASDAQ Global Market (the “Nasdaq Listing Rules”) and Rule 10A-3(b)(1) under the Exchange Act as the term relates to membership on the board of directors. The board had previously determined that Adam B. Dolder, who served as a director at the time of our initial public offering in December 2014 through December 29, 2014, was independent at the time he served as a director.

The definition of independence under the Nasdaq Listing Rules includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his or her family members, has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Listing Rules, our board has made a subjective determination as to each independent director that no material relationships exist that, in the opinion of our board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board reviewed and discussed information provided by the directors in questionnaires with questions tailored to the Nasdaq Listing Rules with regard to each director’s business and personal activities as they may relate to us and our management.

During its independence review, our board of directors considered that Mr. Ansay is an officer, part-owner and board member of Ansay & Associates, LLC, an independent insurance agency that in June 2014 entered into an agreement with us pursuant to which Ansay & Associates will license certain of our products in the ordinary course of business. Our board of directors determined that this relationship does not impair Mr. Ansay’s independence or result in a material relationship with us that could compromise Mr. Ansay’s ability to exercise independent judgment in carrying out his responsibilities because the agreement was entered into in the ordinary course of business for both Ansay & Associates and us, and the fees we are to receive under the agreement do not otherwise require disclosure pursuant to Item 404(a) of Regulation S-K or otherwise impair Mr. Ansay’s independence under the Nasdaq Listing Rules.

Board of Directors Leadership Structure

The board of directors has adopted corporate governance guidelines to promote the functioning of the board and its committees. These guidelines address board composition, board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not contain a policy mandating the separation of the offices of the Chairman of the Board and the Chief Executive Officer, and the board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The board has chosen to separate the positions of Chairman of the Board and Chief Executive Officer. We believe this structure is optimal for us because it avoids any duplication of effort between the Chairman and the Chief Executive Officer and permits our Chief Executive Officer to focus his efforts on the day-to-day management of the Company. This separation provides strong leadership for the board and the Company through the Chairman, while also positioning our Chief Executive Officer as our leader in the eyes of our employees and other stakeholders. The board may reconsider the best board leadership structure for us from time to time.

Risk Management

Our risk management function is overseen by our board of directors. Through our management reports, our internal risk management committee and company policies, such as our corporate governance guidelines, our code of business conduct and ethics and our audit committee’s and compensation committee’s review of financial and other risks, we keep our board of directors apprised of material risks and provide our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us and how our management addresses those risks. Mr. Schneider, as our Chief Executive Officer, works with our independent directors and with management when material risks are identified by the board of directors or management to address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors conduct an assessment by themselves.

Executive Sessions

Non-management directors generally meet in executive session each time the board of directors holds a regularly scheduled meeting. The board’s policy is to hold executive sessions without the presence of management as a part of all regular board meetings, and, in any event, at least twice during each calendar year. The Company’s Corporate Governance Guidelines provide that a non-management independent director shall be chosen to preside at each executive session.

Meetings of the Board of Directors and Committees

The board of directors held nine meetings during the fiscal year ended December 31, 2014. The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the board and all of the committees of the board on which such director served during that period.

The following table sets forth the standing committees of the board of directors and the members of each committee as of May 13, 2015:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Robert Douglas Schneider
A. John Ansay	X
Vickie L. Capps	Chair
David A. Jones, Jr.			Chair
Paul Kusserow		X	X
Russell S. Thomas		X
Alan J. Ying	X	Chair

Audit Committee

The members of the audit committee are Mr. Ansay, Ms. Capps and Dr. Ying, each of whom is a non-employee member of our board of directors. Ms. Capps serves as the chair of the audit committee. Our board of directors determined that each of Mr. Ansay, Ms. Capps and Dr. Ying is independent for purposes of the Nasdaq Listing Rules and SEC rules and regulations as they apply to audit committee members. Our board of directors has determined that each of Mr. Ansay, Ms. Capps and Dr. Ying meet the requirements for financial literacy and sophistication, and that Ms. Capps qualifies as an “audit committee financial expert,” under the applicable requirements of the Nasdaq Listing Rules and SEC rules and regulations. The composition of our audit committee complies with all applicable requirements in the Nasdaq Listing Rules and SEC rules and regulations.

Our audit committee is responsible for, among other things:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	approving the terms of the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing, with our independent auditors, all critical accounting policies and procedures;

•	reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•	reviewing and discussing with management and the independent auditor our annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor;

•	reviewing and investigating conduct alleged to be in violation of our code of conduct and establishing procedures for our receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving any related party transactions;

•	preparing the audit committee report required in our annual proxy statement;

•	reviewing the appointment, organization, budget, staffing and charter of the internal audit function, and the annual internal audit plan, and reviewing with management any reports of the internal audit function; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The audit committee held five meetings during the fiscal year ended December 31, 2014. Additional information regarding the audit committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

The members of the compensation committee are Messrs. Kusserow and Thomas and Dr. Ying, each of whom is a non-employee member of our board of directors. Dr. Ying serves as the chairperson of the compensation committee. Our board of directors has determined that each member of the compensation committee is independent for purposes of the Nasdaq Listing Rules, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code, as amended.

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving salaries, bonuses, incentive compensation, equity awards benefits and perquisites of our Chief Executive Officer and our other executive officers;

•	recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;

•	recommending compensation programs for directors;

•	preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC;

•	making and approving grants of options and other equity awards to all executive officers, directors and all other eligible individuals; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The compensation committee and board of directors believe that attracting, retaining and motivating our employees, and particularly the company’s senior management team and key operating personnel, are essential to Connecture’s performance and enhancing stockholder value. The compensation committee will continue to administer and develop our compensation programs in a manner designed to achieve these objectives.

The compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and recommends the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our equity compensation plans.

Pursuant to its written charter, the compensation committee has the authority to engage the services of outside advisors as deemed appropriate to assist in the evaluation of the compensation of directors, the principal executive officer or other executive and non-executive officers, and in the fulfillment of the compensation committee’s other duties. In 2014, the compensation committee engaged Hay Group, Inc. (the “Hay Group”) as its independent compensation consultant to support the development of our post-IPO board of directors and executive officer compensation programs. The Hay Group provides analyses and recommendations that inform the compensation committee’s decisions, but does not decide or approve any compensation actions. The engagement of any compensation consultant rests exclusively with the compensation committee, which has the sole authority to retain and terminate any compensation consultant or other advisor that it uses. The compensation committee has assessed the independence of the Hay Group and concluded that no conflicts of interest exist that would prevent the Hay Group from providing independent and objective advice to the compensation committee.

The compensation committee held two meetings during the fiscal year ended December 31, 2014.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Messrs. Jones and Kusserow. Mr. Jones serves as the chairperson of the nominating and corporate governance committee. Our board of directors determined that each of Messrs. Jones and Kusserow is independent for purposes of the Nasdaq Listing Rules and under applicable SEC rules and regulations. The composition of our nominating and corporate governance committee complies with all applicable requirements in the Nasdaq Listing Rules and SEC rules and regulations and all of our nominating and corporate governance committee members are independent directors.

Our nominating and corporate governance committee is responsible for, among other things:

•	assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;

•	developing, recommending and reviewing our corporate governance guidelines and code of business conduct and ethics;

•	assisting our board of directors in its evaluation of its performance and the performance of each of its committees; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The nominating and corporate governance committee was formed in connection with our initial public offering and did not meet during the fiscal year ended December 31, 2014.

Director Nominations

Our nominating and corporate governance committee is responsible for, among other things, assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders. The nominating and corporate governance committee’s goal is to assemble a board that brings to our company a diversity of experience in areas that are relevant to our business and that complies with the Nasdaq Listing Rules and applicable SEC rules and regulations. While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee generally considers the diversity of nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. When considering nominees for election as directors, the nominating and corporate governance committee reviews the needs of the board for various skills, background, experience and expected contributions and the qualification standards established from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee believes that directors must also have an inquisitive and objective outlook and mature judgment. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board and committee responsibilities. Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board and applicable committee meetings.

Other than the foregoing and the applicable rules regarding director qualification, there are no stated minimum criteria for director nominees. Under the Nasdaq Listing Rules, at least a majority of the members of the board must meet the definition of “independence” and at least one director must be a “financial expert” under the Exchange Act and the Nasdaq Listing Rules and applicable SEC rules and regulations. The nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of the board of directors.

The nominating and corporate governance committee will evaluate annually the current members of the board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The nominating and corporate governance committee will assess regularly the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

Candidates for director nominations come to our attention from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the nominating and corporate governance committee at any point during the year. Such candidates are to be evaluated against the criteria set forth above. If the nominating and corporate governance committee believes at any time that it is desirable that the board consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the nominating and corporate governance committee believes it is appropriate, a third-party search firm to assist in identifying qualified candidates.

Our bylaws permit stockholders to nominate directors for consideration at an annual meeting. The nominating and corporate governance committee will consider director candidates validly recommended by stockholders. For more information regarding the requirements for stockholders to validly submit a nomination for director, see “Stockholders Proposals or Nominations to Be Presented at Next Annual Meeting” elsewhere in this Proxy Statement.

Communications with Directors

Stockholders and other interested parties may communicate with the board of directors by mail addressed as follows:

Board of Directors of Connecture, Inc.

c/o Corporate Secretary

18500 West Corporate Drive, Suite 250

Brookfield, Wisconsin 53045

Please indicate on the envelope that the correspondence contains a stockholder communication. All directors have access to this correspondence. In accordance with instructions from the board, the Corporate Secretary logs and reviews all correspondence and transmits such communications to the full board or individual directors, as appropriate. Certain communications, such as business solicitations, job inquiries, junk mail, patently offensive material or communications that present security concerns may not be transmitted, as determined by the Corporate Secretary.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by members of our board of directors taking into account the directors’ schedules. All directors are encouraged to attend our annual meeting of stockholders. We completed our initial public offering in December 2014 and did not have an Annual Meeting of Stockholders in fiscal 2014.

Committee Charters and Other Corporate Governance Materials

We have adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. The Code is available on the investor relations section of our website at http://investors.connecture.com. A printed copy of the Code may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, Connecture, Inc., 18500 West Corporate Drive, Suite 250, Brookfield, Wisconsin 53045. Any substantive amendment to or waiver of any provision of the Code may be made only by the board of directors, and will be disclosed on our website as well as via any other means then required by Nasdaq Listing Rules or applicable law.

Our board of directors has also adopted a written charter for each of the audit committee, the compensation committee and the nominating and corporate governance committee. Each charter is available on the investor relations section of our website at http://investors.connecture.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines (the “Guidelines”) that address the composition of the board, criteria for board membership and other board governance matters. These Guidelines are available on the investor relations section of our website at http://investors.connecture.com. A printed copy of the Guidelines may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, Connecture, Inc., 18500 West Corporate Drive, Suite 250, Brookfield, Wisconsin 53045.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are or have been an officer or employee of Connecture. During the fiscal year ended December 31, 2014, none of our company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our compensation committee or board of directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm to audit the consolidated financial statements of Connecture, Inc. for the fiscal year ending December 31, 2015. Deloitte has served as our auditor since 2012. A representative of Deloitte is expected to be present at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.

The following table sets forth the aggregate fees billed by Deloitte for the fiscal years ended December 31, 2014 and 2013:

	Fiscal 2014	Fiscal 2013
Audit fees(1)	$548,000	$343,000
Audit-related fees(2)	$1,835,000	$—
Tax fees(3)	$299,000	$124,000
All other fees(4)	$—	$—

Total fees	$2,682,000	$467,000

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Fiscal 2014 includes fees related to our December 2014 initial public offering.
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions.
(4)	All other fees consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-approval of Audit and Non-Audit Services Performed by Independent Registered Public Accounting Firm

The audit committee has determined that all services performed by Deloitte are compatible with maintaining the independence of Deloitte. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Unless the specific service has been pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has pre-approved all services since the pre-approved policy was adopted. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter at the annual meeting is required for approval of this proposal. Abstentions will have the effect of a vote “against” the ratification of Deloitte as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote. Your bank or broker will have discretion to vote any uninstructed shares on this proposal. If the stockholders do not approve the ratification of Deloitte as our independent registered public accounting firm, the audit committee will reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

REPORT OF THE AUDIT COMMITTEE

The audit committee currently consists of three directors. Mr. Ansay, Ms. Capps and Dr. Ying are each, in the judgment of the board of directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on the investor relations section of Connecture’s website at http://investors.connecture.com.

The audit committee oversees Connecture’s financial reporting process on behalf of the board of directors. The audit committee is responsible for retaining Connecture’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to insure compliance with applicable laws and regulations. Connecture’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion as to the conformity of our audited consolidated financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the company’s audited financial statements. The audit committee has also discussed with Deloitte & Touche LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees. In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of Connecture’s financial reporting.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to Connecture’s board of directors that the company’s audited consolidated financial statements be included in Connecture’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE

A. John Ansay

Vickie L. Capps, Chair

Alan J. Ying

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of Connecture under the Securities Act of 1933, as Amended (the “Securities Act”) or the Exchange Act, except to the extent that Connecture specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table presents compensation information for fiscal 2014 and 2013 paid to, or earned by, our principal executive officer and our two other most highly compensated persons serving as executive officers as of December 31, 2014. We refer to these executive officers as our “named executive officers” in this proxy statement.

Name and Principal Position	Year	Salary	Bonus		All Other Compensation(6)	Total
Robert Douglas Schneider	2014	$300,000	$1,300,000	(2)	$—	$1,600,000
Chief Executive Officer and President	2013	300,112	138,750	(5)	—	438,862
James P. Purko(1)	2014	218,360	350,000	(3)	2,695	571,055
Chief Financial Officer
Mark E. Granville	2014	231,000	300,000	(4)	2,881	533,881
Senior Vice President and General Manager, InsureAdvantage	2013	225,006	104,063	(5)	2,363	331,432

(1)	Mr. Purko was not a “named executive officer” for the fiscal year ended December 31, 2013, and therefore, only compensation paid to, or earned by, Mr. Purko in fiscal 2014 is listed in the table above.
(2)	Represents (i) a $1.0 million bonus paid pursuant to an individual bonus agreement entered into with Mr. Schneider effective December 31, 2013 that provided that a bonus would become payable upon the earliest to occur of (a) an initial public offering, (b) a change in control, (c) the closing of an equity financing in which we receive gross proceeds of at least $20,000,000 or (d) October 1, 2014, which bonus was earned by Mr. Schneider effective as of October 1, 2014; and (ii) a discretionary bonus of $300,000 awarded by the compensation committee, which bonus was not paid pursuant to a formal bonus plan or upon achievement of quantitative targets and was paid entirely at the discretion of the compensation committee based on a comprehensive assessment of Mr. Schneider’s performance.
(3)	Represents (i) a $250,000 bonus paid pursuant to an individual bonus agreement entered into with Mr. Purko effective December 31, 2013 that provided that a bonus would become payable upon the earliest to occur of (a) an initial public offering, (b) a change in control, (c) the closing of an equity financing in which we receive gross proceeds of at least $20,000,000 or (d) October 1, 2014, which bonus was earned by Mr. Purko effective as of October 1, 2014; and (ii) a discretionary bonus of $100,000 awarded by the compensation committee, which bonus was not paid pursuant to a formal bonus plan or upon achievement of quantitative targets and was paid entirely at the discretion of the compensation committee based on a comprehensive assessment of Mr. Purko’s performance.
(4)	Represents (i) a $250,000 bonus paid pursuant to an individual bonus agreement entered into with Mr. Granville effective December 31, 2013 that provided that a bonus would become payable upon the earliest to occur of (a) an initial public offering, (b) a change in control, (c) the closing of an equity financing in which we receive gross proceeds of at least $20,000,000 or (d) October 1, 2014, which bonus was earned by Mr. Granville effective as of October 1, 2014; and (ii) a discretionary bonus of $50,000 awarded by the compensation committee, which bonus was not paid pursuant to a formal bonus plan or upon achievement of quantitative targets and was paid entirely at the discretion of the compensation committee based on a comprehensive assessment of Mr. Granville’s performance.
(5)	Amounts represent discretionary annual bonus payouts determined by the compensation committee. The bonuses were not paid pursuant to a formal bonus plan and no quantitative targets have been established by the compensation committee in connection with the payment of bonuses. All bonus payments are entirely at the discretion of the compensation committee based on a comprehensive assessment of the individual’s performance.
(6)	Consists solely of 401(k) matching contributions.

Executive Officers

The following table sets forth information regarding our executive officers as of May 13, 2015.

Name	Age	Position
Robert Douglas Schneider	59	Chief Executive Officer, President and Director
James P. Purko	42	Chief Financial Officer and Secretary
David A. Sockel	51	Executive Vice President of Strategy and Corporate Development
William A. Spehr	52	Executive Vice President of Sales & Marketing
Michael Y. Cho	52	Chief Innovation Officer, New Markets
Mark E. Granville	59	Senior Vice President and General Manager, InsureAdvantage
Lea DeVillers	46	General Counsel

Mr. Schneider’s biography can be found on page 5 of this Proxy Statement with the biographies of the other members of the board of directors. Biographies for our other executive officers, including our other named executive officers, are below.

James P. Purko has served as our Chief Financial Officer and Secretary since February 2011. Previously, he served in various positions at HK Systems, Inc., a provider of automated material handling and logistics solutions now known as Dematic Corp. following its 2010 acquisition by the Dematic Group, from 2002 to 2011, most recently as Vice President and Chief Financial Officer from 2008 to 2010, where he held executive responsibility for the Finance and IT functions of the Company. Prior to joining HK Systems, Mr. Purko worked as an auditor and audit manager for Arthur Andersen LLP from 1995 to 2002. Mr. Purko holds a B.B.A. in accounting from the University of Wisconsin—Madison and an MBA from the University of Chicago Booth School of Business. He is a certified public accountant and a member of the American Institute of Certified Public Accountants.

David A. Sockel has served as our Executive Vice president of Strategy and Corporate Development since April 2015. Mr. Sockel was our Chief Revenue Officer from May 2011 until April 2015. Prior to becoming our Chief Revenue Officer, Mr. Sockel served as the chief executive officer of HealthPlan CRM, a provider of healthcare member acquisition and marketing solutions, from September 2010 to April 2011. Prior to that time, Mr. Sockel served in various positions with us from 1999 to 2010, including as a Senior Vice President for Corporate and Sales Development from July 2009 to August 2010 and a Vice President of Operations and Business Development from 1999 to 2009. Mr. Sockel holds a B.S. in business administration and marketing from the University of Illinois Champaign-Urbana, an M.A. in public policy from the University of Chicago and an MBA from the University of Chicago Booth School of Business.

William A. Spehr has served as our Executive Vice President, Sales & Marketing since April 2015. Previously, he served as the Chief Sales Officer for WebMD Health Services Group, Inc., a provider of health management programs and benefit decision-support solutions, from 2010 to 2015. Prior to joining WebMD Health Services, Mr. Spehr was Senior Vice President for Sales and Account Services at CVS Caremark from 1999 to 2010. Mr. Spehr holds a B.A. in political science from the State University of New York at Oneonta and an MPA in health policy and management from New York University.

Michael Y. Cho has served as our Chief Innovation Officer, New Markets since January 2013. Mr. Cho was the founder, president and chief executive officer of DRX from 2001 until December 2010 and its chief strategist from January 2011 until we acquired it in January 2013. Mr. Cho holds a BA from Columbia University and an MBA from the Anderson Graduate School of Management at the University of California, Los Angeles.

Mark E. Granville has served as our Senior Vice President and General Manager, InsureAdvantage since October 2012. Previously, Mr. Granville worked for the healthcare business of Thomson Reuters (now Truven Health Analytics Inc.), a provider of healthcare data, analytics and advisory services, where he served as Senior

Vice President, Analytic Consulting, from January 2012 to October 2012 and as Senior Vice President, Client Experience from August 2009 to December 2012. He holds a B.B.A. in management information systems from Bowling Green State University and an MBA from the University of Wyoming—Casper.

Lea DeVillers has served as our General Counsel since June 2013. Previously, she was Corporate Counsel for us from December 2010 to June 2013. Prior to joining Connecture, she was in-house counsel for Blue Cross Blue Shield of Minnesota, a health insurance company, from 1996 to 2002, where she provided legal advice to the government programs business unit on a variety of transactional, regulatory compliance, and policy and legislative affairs matters. Ms. DeVillers was not employed from 2002 to 2010 when she was devoting her full time to family matters. Ms. DeVillers holds a B.A. from the University of Wisconsin—Milwaukee and a J.D. from the University of Virginia School of Law.

Potential Payments Upon Termination and Change in Control

Each of our named executive officers is subject to certain obligations relating to non-competition, non-solicitation, proprietary information and assignment of inventions. Pursuant to these obligations, each named executive officer has agreed (i) not to solicit our employees or customers during employment and for a period of 12 months after the termination of employment, (ii) not to compete with us or assist any other person to compete with us during employment and a period of 12 months after the termination of employment and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of employment.

In addition, we have entered into employment agreements with each of our named executive officers. The following is a summary of the employment agreements with our named executive officers.

Robert Douglas Schneider is party to an employment agreement with us effective December 31, 2011. Mr. Schneider’s employment agreement has no specific term and constitutes at-will employment. Pursuant to a letter agreement with us entered into October 18, 2014, Mr. Schneider’s annual base salary was increased to $400,000 beginning as of January 1, 2015 as a result of the closing of our initial public offering prior to December 31, 2014. Mr. Schneider is also eligible to receive benefits that are substantially similar to those of our other employees. Under his employment agreement, Mr. Schneider is eligible to receive an annual bonus with a target payment of 50% of his then current annual base salary. This amount was increased to 125% of his current annual base salary pursuant to the letter agreement entered into on October 18, 2014. Payment of any bonus to Mr. Schneider is subject to the sole and absolute discretion of the Compensation Committee.

Additionally, Mr. Schneider is party to a transaction bonus agreement with us effective October 26, 2012. Pursuant to this agreement, we are obligated to pay a transaction bonus to Mr. Schneider in the amount of $76,199, payable in a single lump sum within ten business days after the closing date of the first “transaction” occurring after the date of the agreement. For purposes of this agreement, a “transaction” is generally defined as (i) the disposition of all or substantially all of our assets or (ii) a change of control. Our initial public offering of our common stock did not constitute a change of control for purposes of this agreement.

Each of Mr. Schneider, Mr. Purko and Mr. Granville were also party to individual bonus agreements with us pursuant to which bonus payments of $1.0 million for Mr. Schneider and $250,000 for each of Messrs. Purko and Granville were earned on October 1, 2014. For additional information, see notes 2, 3 and 4 to “Summary Compensation Table.”

In addition, each of Mr. Schneider, Mr. Purko and Mr. Granville is also party to a separation pay agreement with us. Pursuant to Mr. Schneider’s agreement, in the event Mr. Schneider is terminated without cause or if Mr. Schneider voluntarily terminates his employment with us for good reason, we are obligated to pay him (i) an amount equal to 100% of his then current annual base salary, to be paid out in monthly installments over a period of twelve months and (ii) the premium for Mr. Schneider and his dependents’ group health care continuation coverage for twelve months. Pursuant to Mr. Purko’s agreement, in the event that Mr. Purko is terminated without cause, we are obligated to pay him (i) an amount equal to 75% of his then current annual base salary, to be paid out in equal monthly installments over a period of nine months; (ii) the premium for Mr. Purko and his dependents’ group health care continuation coverage for nine months; and (iii) a lump sum payment for Mr. Purko’s accrued but unused vacation as of the date of his termination. Pursuant to Mr. Granville’s agreement, in the event that Mr. Granville is terminated without cause, we are obligated to pay him (i) an amount equal to 75% of his then current annual base salary, to be paid out in equal monthly installments over a period of nine months and (ii) the premium for Mr. Granville and his dependents’ group health care continuation coverage for nine months. Each of the severance benefits described above is contingent on named executive officers (i) executing a separation and release agreement; (ii) continuing compliance with certain restrictive covenants set forth in their employment agreements or separation pay agreements and (iii) cooperating with us as reasonably necessary during the separation pay period (as defined in each separation pay agreement). For purposes of these separation pay agreements, “without cause” is defined as any termination for reasons other than (i) death; (ii) disability; (iii) mutual agreement; or (iv) cause. “Cause” is defined as (i) willful insubordination; (ii) any act or omissions which is, or is likely to be, intentionally injurious to the Company or the business reputation of the Company; (iii) willful misconduct, dishonesty, fraud or malfeasance that results in injury to the Company; or (iv) arrest, indictment for, conviction or the entry of a plea of guilty or no contest to a felony or crime involving moral turpitude. For purposes of Mr. Schneider’s agreement, “good reason” is defined as Mr. Schneider’s resignation: (i) if we, without his written consent, (a) materially reduce Mr. Schneider’s then current authority, duties or responsibilities; (b) materially reduce Mr. Schneider’s then current base salary, unless substantially all other executive management employees’ base salaries are similarly or proportionally reduced; or (c) materially change the geographic location at which Mr. Schneider must perform services for us; and (ii) in the case of (i)(b) and (i)(c), Mr. Schneider provides written notice of the action to us within 60 days, we do not remedy the action within 30 days (the cure period) and Mr. Schneider resigns within ten days of the expiration of the cure period.

Under our 2010 Stock Incentive Plan, as amended, or the 2010 Stock Plan, the stock option agreements applicable to our named executive officers provide that in the event of a change of control, the stock options granted to our named executive officers will vest in full immediately before and contingent upon the change of control, subject to continuous service through the date of the change of control. Our initial public offering of our common stock did not constitute a change of control under the 2010 Stock Plan.

401(k)

We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to reduce their current compensation by up to the statutory limit, $17,500 in 2014, and have us contribute the amount of this reduction to the 401(k) plan. In 2014, we matched up to 20% of the first 6% of employee contributions. Our contributions for the years ended December 31, 2014 and 2013 were $0.4 million and $0.3 million, respectively. We intend for the 401(k) plan to qualify under Section 401 of the Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during fiscal 2014.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our named executive officers during fiscal 2014.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information regarding outstanding equity awards held by our named executive officers at December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)		Number of Securities Underlying Unexercised Options Unexercisable(1)		Option Exercise Price	Option Expiration Date
Robert Douglas Schneider	230,606	(2)	—		$1.716	12/31/2021
	507,462	(2)	—		1.866	10/26/2022
James P. Purko	77,696	(3)	77,714	(3)	1.866	10/26/2022
Mark E. Granville	77,696	(3)	77,714	(3)	1.866	10/26/2022

(1)	Shares of common stock.
(2)	This option was fully vested as of December 31, 2014 and is fully exercisable.
(3)	This option grant vested as to 38,848 shares on August 3, 2013, as to 38,848 shares on August 3, 2014 and vests as to 38,862 shares on August 3, 2015 and to the remaining 38,852 shares upon a Series B Investor Return Event. A Series B Investor Return Event is the occurrence of a change of control, or other transaction, if in such transaction each holder of our former Series B preferred stock receives an amount necessary to ensure a return of greater than $9.00 per share.

Compensation of Directors

In connection with our initial public offering, in December 2014, we implemented a director compensation policy, pursuant to which our non-employee directors are entitled to receive an annual cash fee of $44,000 and an annual equity award of $66,000 in restricted stock. The number of shares underlying the restricted stock units is determined by dividing $66,000 by the closing price of our common stock on the date of grant, and the restricted stock units vest monthly over 12 months beginning one month following the date of grant, provided that the director continues to serve as a director through such vesting date. The audit committee chairperson receives an annual fee of $12,000. The compensation committee chairperson receives an annual fee of $10,000. The nominating and corporate governance committee chairperson receives an annual fee of $10,000. Members of our board of directors are also reimbursed for travel and other out-of-pocket expenses in connection with attending meetings. For fiscal 2014, annual fees were pro-rated and payable in arrears beginning on September 1, 2014 for eligible directors then serving on our board of directors and thereafter on the date of the director’s election to our board of directors. In addition, in 2014 and prior to the implementation of our director compensation policy, we granted stock options to Alan J. Ying, who is a member of our board of directors.

The following table sets forth information concerning the compensation earned during the last fiscal year by each director who received such compensation. Our Chief Executive Officer did not receive additional compensation for his service as a director and, consequently, is not included in the table. The compensation received by our Chief Executive Officer as an employee is presented in the Summary Compensation Table:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(1)		Total ($)
A. John Ansay	$15,185	(5)	—	—		$15,185
Vickie L. Capps	19,185	(6)	—	—		19,185
David A. Jones, Jr.(2)	—		—	—		—
Paul Kusserow	10,761	(5)	—	—		10,761
Russell S. Thomas(3)	—		—	—		—
Alan J. Ying	18,518	(7)	—	1,545,231	(8)	1,563,749
Brett Carlson, Adam B. Dolder, David Kroin and Joseph Pesce(4)	—		—	—		—

(1)	Amounts represent the aggregate grant date fair value of stock options granted during the year computed in accordance with ASC Topic 718. Assumptions used in calculating the amounts reported in this column are set forth in Note 11 of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that our directors may receive from the stock options.
(2)	Mr. Jones did not receive compensation for his services as a director in 2014 pursuant to our policy of not providing compensation to non-employee directors affiliated with our greater than 5% stockholders.
(3)	Mr. Thomas was elected to our board of directors in January 2015 and did not receive any compensation in 2014.
(4)	Each of Messrs. Carlson, Dolder, Kroin and Pesce served on our board of directors during 2014 and did not receive any compensation for their services pursuant to our policy of not providing compensation to non-employee directors affiliated with our greater than 5% stockholders. Mr. Dolder, who served as a director at the time of effectiveness of our initial public offering, resigned from our board of directors effective December 29, 2014.
(5)	Consists of a pro-rated $44,000 annual cash fee for service on the board of directors.
(6)	Consists of a pro-rated $44,000 annual cash fee for service on the board of directors and a pro-rated $12,000 cash fee for service as the audit committee chair.
(7)	Consists of a pro-rated $44,000 annual cash fee for service on the board of directors and a pro-rated $10,000 cash fee for service as the compensation committee chair.
(8)	Dr. Ying was granted stock options to purchase 52,036 shares of our common stock at an exercise price of $1.716 and 43,364 shares of our common stock at an exercise price of $2.931, respectively, on January 7, 2014. All such options vest monthly over 24 months beginning on January 7, 2014 and were outstanding as of December 31, 2014.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 2010 Stock Incentive Plan (the “2010 Stock Plan”), the 2014 Equity Incentive Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “2014 Purchase Plan”), each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2014:

Plan Category	Number of shares to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	1,838,082	$1.93	(1)	1,268,275	(2)
Equity compensation plans not approved by stockholders	—	—		—

Total	1,838,082			1,268,275

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. No restricted stock units were outstanding as of December 31, 2014.
(2)	Includes 1,028,275 shares of common stock available for issuance in connection with future awards under our 2014 Plan and 240,000 shares of common stock available for future issuance under the 2014 Purchase Plan. The 2014 Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2015 and each subsequent anniversary through 2024, by an amount equal to the smaller of (i) 2% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by the board. The reserve under the 2014 Plan also will be increased to include any shares subject to outstanding stock options under the 2010 Stock Plan at the time of its termination that are forfeited or lapse for any reason prior to exercise or settlement and would otherwise have returned to the share reserve under the 2010 Stock Plan. The 2014 Purchase Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2015 and each subsequent anniversary through 2024 equal to the smallest of (i) 100,000 shares, (ii) 0.25% of the issued and outstanding shares of our common stock on the immediately preceding December 31 or (iii) such other amount as may be determined by the board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We have a written policy on authorizations, the Related Party Transactions Policy, which includes specific provisions for related party transactions. Pursuant to the Related Party Transactions Policy, related party transactions include any transaction, arrangement or relationship, or series of such transactions, including any indebtedness or guarantees, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. In the event that a related party transaction is identified, such transaction must be reported to our Corporate Secretary and subsequently must be reviewed and approved or ratified by the chairman of our audit committee or our full audit committee, depending on the amount of the transaction. Any member of the audit committee who is one of the parties in the related party transaction and who has a direct material interest in the transaction may not participate in the approval of the transaction. The audit committee has pre-approved certain potential related party transactions in advance including employment of executive officers and director compensation.

Related Party Transactions

Since the beginning of fiscal 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, except for the compensation and other arrangements described in “Compensation of Named Executive Officers and Directors” elsewhere in this proxy statement and the transactions described below.

Stock Options Granted to Executive Officers and Directors

We have granted stock options and restricted stock units to our executive officers. We have also granted stock options and restricted stock units to certain members of our board of directors. For more information regarding certain of these equity awards, see “Compensation of Named Executive Officers and Directors—Summary Compensation Table” and “Compensation of Named Executive Officers and Directors—Compensation of Directors” elsewhere in this Proxy Statement.

Investors’ Rights Agreement

We are party to an investors’ rights agreement, as amended, with certain holders of our stockholders. The investors’ rights agreement, as amended, grants such stockholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to shares of our common stock.

Voting Agreement

In August 2012, we entered into a voting agreement with certain of our stockholders. The voting agreement provided, among other things, for the voting of shares with respect to the constituency of the board of directors and for the voting of shares with respect to certain transactions approved by a majority of the holders of our outstanding preferred stock. This agreement terminated upon completion of our initial public offering in December 2014.

Right of First Refusal and Co-Sale Agreement

In August 2012, we entered into a right of first refusal and co-sale agreement with certain of our stockholders. The right of first refusal and co-sale agreement, among other things, granted our investors certain rights of first refusal and co-sale with respect to proposed transfers of our securities by certain stockholders and granted us certain rights of first refusal with respect to proposed transfers of our securities by certain stockholders. This agreement terminated upon completion of our initial public offering in December 2014.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. These employment agreements provide for severance payments upon termination of the executive in certain circumstances and acceleration of vesting of stock options upon the occurrence of a change in control. Please see “Compensation of Named Executive Officers and Directors—Potential Payments upon Change in Control” elsewhere in this Proxy Statement for a summary of the potential payments to our named executive officers upon the occurrence of a change in control.

Indemnification of Officers and Directors

As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive

We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law and our amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.

Other Related Party Transactions

On May 29, 2014, we entered into a note purchase agreement with Great Point Partners, LLC, an affiliate of GPP—Connecture, LLC, and Chrysalis Ventures II, L.P., each a holder of more than 5% of a class of our voting securities, pursuant to which Great Point Partners, LLC and Chrysalis Ventures II, L.P. provided us a loan in an aggregate amount of $1.3 million in exchange for subordinated promissory notes due June 1, 2015 with principal amounts of $0.8 million and $0.5 million respectively. The notes carried an annual interest rate of 14% and contained a contingent exit fee of $0.6 million payable upon occurrence of a merger, consolidation or share exchange that results in the existing stockholders of the Company holding less than a majority in voting power of the successor entity or the sale or disposition of all or substantially all of the Company’s assets or intellectual property, in each case, subject to the determination, in writing, of a majority of the holders of our former Series B preferred stock and a majority of the holders of our former Series A preferred stock that the activity should not constitute such an event. We used a portion of our proceeds from our initial public offering to repay the outstanding principal and accrued interest on the notes. David A. Jones, Jr., an affiliate of Chrysalis Ventures II, L.P., is a member of our board of directors, and Brett Carlson, Adam B. Dolder, David Kroin and Joseph Pesce, each an affiliate of Great Point Partners, LLC and GPP—Connecture, LLC, were members of our board of directors at the time we entered into the note purchase agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of April 30, 2015 by:

•	each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our current directors and current executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.

Applicable percentage ownership in the following table is based 21,703,244 shares of common stock outstanding as of April 30, 2015. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 30, 2015 are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options, but are not deemed to be outstanding for calculating the percentage ownership of any other person. Beneficial ownership or voting power representing less than 1% is denoted with an asterisk (*).

Shares shown in the table below include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise noted below, the address of each person listed on the table is c Connecture, Inc., 18500 West Corporate Drive, Suite 250, Brookfield, WI 53045.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
GPP—Connecture LLC(1)	5,502,965	25.4%
Chrysalis Ventures II, L.P.(2)	4,007,162	18.5%
Entities and individuals affiliated with FMR LLC(3)	3,228,000	14.9%
Entities affiliated with SSM Partners(4)	2,839,902	13.1%
LiveOak Equity Partners, L.P.(5)	1,484,345	6.8%
Named Executive Officers and Directors:
Robert Douglas Schneider(6)	741,144	3.3%
James P. Purko(7)	77,696	*
Mark E. Granville(8)	77,696	*
A. John Ansay(9)	4,125	*
Vickie L. Capps(10)	4,125	*
Paul Kusserow(11)	4,125	*
David A. Jones, Jr.(12)	4,007,162	18.5%
Russell S. Thomas(13)	—	—
Alan J. Ying(14)	71,699	*
All executive officers and directors as a group (13 persons)(15)	5,109,095	22.4%

(1)	Great Point Partners I, LP, or GPPLP, is the sole manager and controlling member of GPP—Connecture LLC, or GPPC. Great Point Partners I GP, LLC is the general partner of GPPLP and Great Point Partners, LLC, or Great Point, is the investment manager of GPPLP and by virtue of such status, Great Point may be deemed to be the beneficial owner of the shares held by GPPC. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of Great Point, and Mr. David Kroin, as special managing member of Great Point, has voting and dispositive power with respect to the shares held by GPPC and therefore may be deemed to be the beneficial owner of the shares held by GPPC. Mr. Kroin was a member of our board of directors until August 2014. The address of GPPC is 165 Mason Street, 3rd Floor, Greenwich, CT 06830. For a discussion of our material relationships with GPPC, see the section titles “Certain Relationships and Related Party Transactions.”
(2)	Chrysalis Partners II, LLC, or CP II LLC, is the general partner of Chrysalis Ventures II, L.P., or CV II LP, and as such may be deemed to have voting and dispositive power over the shares held by CV II LP. Investment and voting decisions with respect to the shares held by CV II LP are made by an advisory committee of CP II LLC that consists of David A. Jones, Jr., who is a member of our board of directors, Koleman Karleski, Wright Steenrod and Irv Bailey, each of whom is a member of CP II LLC. The address of CV II LP and CP II LLC is 101 South Fifth Street, Suite 1650, Louisville, KY 40202. For a discussion of our material relationships with CV II LP, see the section titled “Certain Relationships and Related Party Transactions.”
(3)	Based on a Schedule 13G filed on January 12, 2015. FMR LLC. has sole voting power with respect to 0 shares and sole dispositive power with respect to 3,228,000 shares. Such shares are held by FMR LLC and its wholly owned subsidiaries in a fiduciary capacity. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(4)	Represents 2,375,811 shares held by SSM Venture Partners II, L.P., or SSMVP, and 464,091 shares held by SSM Venture Associates, L.P., or SSMVA. SSM Corporation serves as the general partner of SSM II, L.P., which serves as the general partner of SSMVP and SSMVA and by virtue of such status, SSM Corporation and SSM II, L.P. each may be deemed to be the beneficial owner of shares held by SSMVP and SSMVA. Jim Witherington, a former director of the Company, and Wilson Orr, are the directors and majority holders of SSM Corporation and by virtue of such status, may also be deemed to be the beneficial owners of shares held by SSMVP and SSMVA. The address of SSMVP and SSMVA is 6070 Poplar Avenue, Suite 560, Memphis, Tennessee 38119.
(5)	James A. Gilbert, a former director of the Company, is the managing member of the general partner of LiveOak Equity Partners, L.P., or LiveOak, and by virtue of such status, may be deemed to be the beneficial owner of the shares held by LiveOak. The address of LiveOak is 1268 Park Vista Dr., Atlanta, GA 30319.
(6)	Includes 738,068 shares issuable upon the exercise of options exercisable within 60 days of April 30, 2015. Mr. Schneider is our Chief Executive Officer and President and a member of our board of directors.
(7)	Represents 77,696 shares issuable upon the exercise of options exercisable within 60 days of April 30, 2015. Mr. Purko is our Chief Financial Officer.
(8)	Represents 77,966 shares issuable upon the exercise of options exercisable within 60 days of April 30, 2015. Mr. Granville is our Senior Vice President and General Manager, InsureAdvantage.
(9)	Includes 1,375 shares issuable upon the vesting of restricted stock units vesting within 60 days of April 30, 2015. Mr. Ansay is a member of our board of directors.
(10)	Includes 1,375 shares issuable upon the vesting of restricted stock units vesting within 60 days of April 30, 2015. Ms. Capps is a member of our board of directors.
(11)	Includes 1,375 shares issuable upon the vesting of restricted stock units vesting within 60 days of April 30, 2015. Mr. Kusserow is a member of our board of directors.
(12)	Represents shares held by CV II LP. Mr. Jones is a member of the advisory committee of CP II LLC that makes investment and voting decisions with respect to the shares held by CV II LP, and by virtue of such status, may be deemed to be the beneficial owner of the shares held by CV II LP. Mr. Jones is a member of our board of directors.
(13)	Mr. Thomas is a member of our board of directors.

(14)	Includes 1,375 shares issuable upon the vesting of restricted stock units vesting within 60 days of April 30, 2015 and 67,574 shares issuable upon the exercise of options exercisable within 60 days of April 30, 2015. Dr. Ying is a member of our board of directors.
(13)	Includes 5,500 shares issuable upon the vesting of restricted stock units vesting within 60 days of April 30, 2015 and 1,079,734 shares issuable upon the exercise of options exercisable within 60 days of April 30, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2014 were satisfied.

STOCKHOLDER PROPOSALS OR NOMINATIONS

TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our proxy statement for the fiscal 2016 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b) (2), to the Corporate Secretary at our principal executive offices no later than the close of business on January 14, 2016 (120 days prior to the anniversary of this year’s mailing date). Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and corporate governance committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our nominating and corporate governance committee, see the “Corporate Governance—Director Nominations” section of this Proxy Statement.

In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the board or to propose any business at our 2016 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Corporate Secretary at our principal executive offices, not earlier than the close of business on the 120th day (February 27, 2016) nor later than the close of business on the 90th day (March 28, 2016) prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2016 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2016 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2015 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the 2015 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Connecture stock but sharing the same address, we have adopted a procedure approved by the SEC called ‘householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice, Annual Report or Proxy Statement mailed to you, please submit a written request to our Corporate Secretary, Connecture, Inc., 18500 West Corporate Drive, Suite 250, Brookfield, Wisconsin 53045, or call our Investor Relations representative at (443) 213-0500, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy statement or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice that was sent to you. You can also contact our Corporate Secretary or Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the board of directors

James P. Purko

Chief Financial Officer and Corporate Secretary

May 13, 2015

CONNECTURE, INC. 18500 W. CORPORATE DRIVE SUITE 250 BROOKFIELD, WI 53045

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M93780-P66705	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONNECTURE, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:

01) David A. Jones, Jr. 02) Russell S. Thomas

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015.							☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will voted FOR items 1 and 2. If any other matters properly come before the meeting, or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —  — —

M93781-P66705

CONNECTURE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS JUNE 26, 2015

The stockholder(s) hereby appoint(s) Robert Douglas Schneider and James P. Purko, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Connecture, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Central Time on June 26, 2015, at the Offices of DLA Piper LLP (US) located at 203 North LaSalle Street, Suite 1900, Chicago, IL 60601, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE